CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report on Form 20-F of Xtra-Gold Resources Corp. of our reports dated March 30, 2015, relating to the consolidated financial statements of Xtra-Gold Resources Corp., for the years ended December 31, 2014 and 2013 which appear in Form 20-F of Xtra-Gold Resources Corp. dated March 28, 2016.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

March 28, 2016